Exhibit 99.1

Shreya Acquisition Group Announces the Separate Trading of its Class A Ordinary Shares,

Warrants and Rights Commencing May 22, 2026

NEW YORK, NY, May 19, 2026 – Shreya Acquisition Group (the “Company” (NYSE: SAGUU) (the “Company”) today announced that, commencing on or about May 22, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares, warrants and rights included in the units.

The Class A ordinary shares, warrants and rights that are separated will trade on The New York Stock Exchange (“NYSE”) under the symbols “SAGU” and “SAGU WS”, and “SAGU RT” respectively. Those units not separated will continue to trade on NYSE under the symbol “SAGUU”. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares, warrants and rights.

The offering of the units was made only by means of a prospectus. Copies of the prospectus may be obtained from: D. Boral Capital LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, by email to dbccapitalmarkets@dboralcapital.com or by calling +1 (212) 970-5150, or by accessing the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov. A registration statement on Form S-1 (333-290228) relating to these securities has been filed with the SEC and was declared effective on May 6, 2026.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Shreya Acquisition Group

Shreya Acquisition Group is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, the Company intends to focus on companies engaged in the health and wellness, hospitality, media and entertainment, shipping infrastructure and waterways tourism sectors.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Shreya Acquisition Group

Cassia Court, Suite 716, 10 Market Street.

Camana Bay, Grand Cayman, Cayman Islands

Contact number: 230 5942 0130